ZARZION LTD SALE TO
                      HEALTH CARE CENTERS OF AMERICA, INC.
                             OF CERTAIN LODE CLAIMS

SALE OF LODE MINE:
------------------

              Agreement made February 6, 1997, between Zarzion, Ltd, a corporation organized under the laws of the country of the Bahamas in accordance with the International Business Corporation Act, doing business at 2nd floor, Citibank Building, East Mall Drive, P.O. Box F42544, Freeport, Bahamas, here referred to as seller, and Health Care Centers of America, Inc., a corporation organized under the laws of the State of Nevada, doing business at 100 North Arlington Street, Suite 22F, Reno, NV 89501, here referred to as buyer.

              The parties agree as follows:

                                   SECTION ONE
                     IDENTIFICATION OF MINE: PURCHASE PRICE

              Seller shall set to buyer, and buyer shall buy from seller, on the terms and conditions specified in this agreement, real property consisting of mines and mining around, together with the improvements on the real property and the appurtenances to it, if any in San Bernandino County, California, particularly described as follows:

              The price for the above-specified real property shall be three hundred seventy five million (375,000,000) shares and shall be issued within three (3) days of this agreement For purpose of this agreement, the parties agree that the value of the shares of stock of HCCA herein involved shall be two dollars ($2.00) per share, which buyer shall pay to seller at the times and in the amounts set forth in this agreement, and subject to the terms, covenants, and conditions contained in this agreement.

                                   SECTION TWO
                                TIME FOR PAYMENT

              The buyer shall tender to the seller assignment(s) of all if in interest in and to all claims and other interest in the subject matter of the agreement. Said assignment(s) shall be in a form acceptable to the buyer.

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                                  SECTION THREE
                               LABOR AND MATERIALS

              Buyer shall pay for all labor done on or in the property and for all materials furnished, as well as for equipment of all kinds placed on the property. '

              Buyer shall indemnify seller and the property to be conveyed against any and all claims or liens for labor, materials, or equipment.

              Immediately on commencement of any work by buyer, buyer shall notify seller of the commencement, and seller shall have the right to post on the property and to record notices of nonresponsibility for labor or materials furnished.

                                  SECTION FOUR
                                      TAXES

              Buyer shall at all times during the term of this agreement, pay before delinquency all state and county taxes levied against the property and against any personal property, tools, equipment and the like placed on the property by buyer.

                                  SECTION FIVE
                              LIABILITY FOR DAMAGES

              Buyer shall indemnify seller against all liability and claims for damages for any injury or injuries, including death, to any person or persons or property of any kind, form any cause or causes, while in, on or in any way connected with the property. Buyer shall indemnify seller against all liabilities, charges and expenses, including attorney fees and costs, on account of or by reason of the injury or injuries, including death, or any loss of damage growing out of the same.

                                   SECTION SIX
                              COMPLIANCE WITH LAWS

              Buyer shall at all times during the term of this agreement, conform with all applicable laws of California and the United States in the operation of the property, and ensure compliance with all safety laws and regulations for the protection of any and all employees engaged in mining operations.

                                  SECTION SEVEN
                                     NOTICES

              The addresses of the respective parties for the purpose of all notices required by this agreement are as listed above.

              Any change of address shall be immediately furnished by each party to the other.


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              Mailing to a party at the address for the party  specified  above, or to an address furnished by a party to the other in the event of a change of address, be registered mail (return receipt requested) of any and all notices required shall constitute service of the notice and shall be conclusive evidence of the mailing.

                                  SECTION EIGHT
                               EFFECT OF AGREEMENT

              This agreement and all its terms, covenants and conditions shall be binding on the parties, their successors and assigns.

              Time is of the essence of this agreement.

              In witness whereof, the parties have executed this agreement at Reno, Nevada, the day and year first above written.

SELLER: Zarzion, Ltd                   Health Care Centers of America, Inc.

By:/s/Carole Aronson                   By:/s/ Maurice Furlong
   -----------------                      -------------------
   Carob Aronson                          Maurice Furlong
Tile: Director - President                President

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                                       Attest:/s/ Michael Pietzak
                                       -------------------
                                       Michael Pietzak
                                       Secretary

                              CORPORATE RESOLUTION
                      HEALTH CARE CENTERS OF AMERICA, INC.

On February 6, 1997 a Special Meeting of the Board of Directors of Health Care Centers of America, Inc. (HCCA) was held pursuant to a Waiver of Notice, at 1:00 pm in Reno, Nevada. All of the members being present and constituting a quorum. A general discussion was conducted regarding the acquistion of certain mining lode claims from Zarzion. Ltd. The board reviewed the lode claims, the certified assay reports, proofs of annual labor reports and other data. After review and further discussion it was decided that the acquisition of these lode claims was very beneficial to the company. Thereafter, the following resolution was adopted.

BE IT RESOLVED, that the company is hereby directed to acquire certain lode claims from Zarzion, Ltd. in payment for same, the company shall immediately issue to Zarzion, Ltd. Three hundred seventy five million (375,000,000) shares of section 144 restricted common stock.

BE IT FURTHER RESOLVED, that the officers of the company shall do that which is necessary to complete the transaction.

                             /s/Maurice W. Furlong
                             ---------------------
                          Maurice W. Furlong, Chairman

                             /s/Michael J. Petrzak
                               ------------------
                         Michael J. Pietrzak, Secretary

                             /s/ Barbara L. Krilich
                             ----------------------
                          Barbara L Krilich, Treasurer

                             /s/Alexander H. Walker
                             ----------------------
                            Alexander H. Walker III

                                 CERTIFICATION
                        THE UNDERSIGNED HEREBY CERTIFIES
                          THAT THIS DOCUMENT IS A TRUE
                         AND EXACT COPY OF THE ORIGINAL
                        SIGNATURE: (signature illegible)
                                     TITLE: